Exhibit 99.1
Media Contact:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Appoints Brian Cox to Board of Directors
New board appointment brings deep experience in data center energy infrastructure

FRAMINGHAM, MA, JULY 27, 2026 – Ameresco, Inc., (NYSE: AMRC), a leading energy infrastructure company delivering integrated solutions to create reliable power and modernize infrastructure, today announced the appointment of Brian Cox to its Board of Directors.

Mr. Cox brings more than two decades of leadership experience in data center energy infrastructure, capital allocation, corporate strategy, and business scaling. He is the founder and former Chief Executive Officer of STACK Infrastructure, a global digital infrastructure platform. Under his leadership, STACK grew into a leading provider of hyperscale data center solutions and achieved significant expansion through strategic development and acquisitions.

“We are pleased to welcome Brian to Ameresco’s Board of Directors,” said George Sakellaris, Chief Executive Officer of Ameresco. “Brian’s extensive experience building and scaling complex infrastructure platforms, together with his capital markets and strategic leadership experience, will provide valuable perspective as Ameresco continues to deliver energy infrastructure solutions that help meet customers’ growing power demands and infrastructure modernization needs.”

Prior to founding STACK, Mr. Cox served as Chief Operating Officer and Chief Financial Officer at Cologix, Inc. and held leadership positions at Tempo Financial Holdings Corporation and KPMG LLP. Mr. Cox serves on the boards of STACK and Gigabit Fiber. He earned a Bachelor of Business Administration from Texas Christian University and an MBA from the University of Colorado. Mr. Cox is a Certified Public Accountant and served as an officer in the United States Army Reserve.

"I am honored to join Ameresco's Board of Directors," said Brian Cox. "The convergence of growing energy demand, digital infrastructure expansion, and the need for resilient power solutions is creating significant opportunities across the energy sector. Ameresco has established itself as a trusted partner in helping organizations strengthen energy reliability and deploy critical power infrastructure. I look forward to working with my fellow directors and the management team to support the company's continued growth and help create long-term value for customers, shareholders, and other stakeholders."

To learn more about Ameresco, please visit https://www.ameresco.com/.

About Ameresco, Inc.
Ameresco, Inc. (NYSE: AMRC) is a leading energy infrastructure company delivering integrated solutions to create reliable power and modernize infrastructure. The company’s Power Infrastructure business integrates energy resources across behind-the-meter and utility-scale systems. Its Buildings & Public Infrastructure business modernizes the built environment with smart, connected solutions that optimize performance and enhance resilience. Ameresco is a trusted full lifecycle partner, delivering over $15 billion in solutions and contracting over 5 GW of energy resources since its founding in 2000. Headquartered in Massachusetts, Ameresco serves public and private sector customers across North America and Europe. Learn more at www.ameresco.com.